Exhibit 10.1

SEPARATION AGREEMENT AND FULL RELEASE OF CLAIMS

This Separation Agreement and Full Release of Claims (“Agreement”) is made as of the 27th day of September, 2004, by and between On Assignment, Inc., a Delaware corporation (the “Company”), and Dr. Joseph A. Peterson (“Dr. Peterson”).

RECITALS

A.            Dr. Peterson has been serving as the Chief Executive Officer of the Company since September 1, 2001, pursuant to the offer letter dated June 18, 2001, as amended (the “Offer Letter”).

B.            Dr. Peterson and the Company are parties to the Severance Agreement dated as of June 2, 2003 (the “Severance Agreement”), which provides for specified compensation and benefits upon the termination of Dr. Peterson’s employment with the Company, on the terms and subject to the conditions set forth therein.

C.            Dr. Peterson and the Company have determined it to be in the interests of the Company and Dr. Peterson for Dr. Peterson’s employment to terminate as of the date hereof.

D.            Dr. Peterson and the Company desire to enter into this Agreement to reflect their mutual understanding with respect to the continuation of certain compensation and benefits to Dr. Peterson after the date hereof.

NOW, THEREFORE, the parties intending to be legally bound hereby agree as follows:

ARTICLE 1
SEPARATION

1.1           Resignation.  Concurrently with the execution and delivery of this Agreement, Dr. Peterson is delivering to the Board of Directors of the Company (the “Board”) his resignation in the form attached hereto as Exhibit A.

1.2           Effective Time.  As requested by Dr. Peterson, his employment with the Company shall be terminated as of the close of business on the date hereof (the “Separation Date”).

1.3           Voluntary Termination.  Dr. Peterson represents that he has carefully read and fully understands all of the provisions of this Agreement, that he is competent to execute and deliver this Agreement and that he is knowingly and voluntarily terminating his employment and entering into this Agreement of his own free will and accord, without reliance upon any statement or representation of the Company or any affiliate, representative or agent thereof, other than statements and representations expressly set forth in this Agreement.

ARTICLE 2
SEPARATION PAYMENTS

2.1           Severance Payments.  From the date of this Agreement through April 30, 2006 (such date, the “Ending Date” and such time period, the “Payment Period”), except as provided in Section 2.4, the Company shall make payments to Dr. Peterson at a rate equal to his current annual base salary of $400,000 (“Severance Payments”).  Severance Payments shall be made on a monthly or bi-weekly basis, consistent with the Company’s practice during the Payment Period with respect to the timing of salary payments to its employees.

2.2           Benefits Continuation.  During the Payment Period, except as provided in Section 2.4, the Company shall pay the premiums with respect to the insurance coverage set forth on Schedule I for Dr. Peterson and, as applicable, his family (“Benefits Continuation”), on the same terms and subject to the same conditions applicable immediately prior to the Severance Date, including without limitation employee contributions and co-payments.

2.3           Housing Allowance.  During the Payment Period, except as provided by Section 2.4, the Company shall continue to pay to Dr. Peterson the housing allowance of $4,477.38 per month that he has been receiving pursuant to his Offer Letter, as amended (the “Housing Allowance”).  The Housing Allowance shall be payable on a bi-weekly basis, consistent with the Company’s past practice.

2.4           Termination of Separation Payments.

2.4.1        The payments provided by this Article 2 (collectively, the “Separation Payments”) and Section 4.2 shall cease immediately upon Dr. Peterson becoming employed by a third party; provided, however, that the Benefits Continuation shall not cease until Dr. Peterson becomes eligible for corresponding benefits from the third party employer.  Dr. Peterson’s retention as a consultant or advisor, whether as an independent contractor or otherwise, shall constitute “employment” for purposes of this Section 2.4, if (a) Dr. Peterson reasonably anticipates providing services pursuant to such retention in excess of 30 hours per week for six months or longer, or (b) such retention of Dr. Peterson is by a Restricted Business (as defined in Section 5.4).

2.4.2        Dr. Peterson’s right to the Housing Allowance shall cease immediately, if Dr. Peterson ceases to reside in his current home in Westlake Village, California; provided, however, that Dr. Peterson shall not be required to reimburse the Company for any partial month for which the Housing Allowance has been paid.  Dr. Peterson shall be deemed to have ceased to reside in his current home for purposes of this Section 2.4, if (a) Dr. Peterson and his spouse do not occupy such home for three consecutive months, (b) Dr. Peterson and/or his spouse purchases or leases another home as a residence, or (c) any other set of facts exists which a reasonable person would interpret to mean that Dr. Peterson has ceased to reside in his current home.

2.5           Reconciliation of Expenses.  Within thirty (30) days following the date of this Separation Agreement, Dr. Peterson shall deliver to the Company a final expense report, accompanied by supporting documentation consistent with the Company’s current policies and practices.  Within twenty (20) days following receipt of such expense report, the Company shall pay to Dr. Peterson any amount owing to him that is in excess of the advances against expenses made by the Company to Dr. Peterson prior to the date hereof.  In the event that such advances against expenses exceed the amount set forth on the expense report for which Dr. Peterson is entitled to reimbursement, the Company shall advise Dr. Peterson of the amount of such excess (the “Expense Overage”), and Dr. Peterson shall pay the amount of the Expense Overage to the Company within ten (10) days thereafter.  In the even that Dr. Peterson does not pay such amount within such 10-day period, the Company shall be entitled to deduct the amount of the Expense Overage from any Severance Payment owed to Dr. Peterson thereafter.

ARTICLE 3
STOCK OPTIONS

3.1           Current Status of Options.  The Company granted to Dr. Peterson the options to purchase common stock of the Company set forth in Schedule II (collectively, the “Options”).  The parties acknowledge that, pursuant to the terms of such Options (if not amended as set forth herein), Dr. Peterson would be permitted to exercise any portion of the Options that are vested as of the Separation Date at any time during the period ending 90 days after the Separation Date, and all unvested portions of the Options would terminate as of the Separation Date.

3.2           Acceleration of Certain Options.  The Company shall cause the Compensation Committee of the Board, as the administrator of the Company’s 1987 Stock Option Plan under which the Options were granted, to amend Options 6 through 9, as so identified on Schedule II (the “Continuing Options”), so as to (a) accelerate the vesting of the Continuing Options so that, as of the Separation Date, such options shall be vested and exercisable to the extent they otherwise would have been vested and exercisable as of October 31, 2005, and (b) extend the exercisability of the Continuing Options through October 31, 2005.  Schedule II sets forth the portion of the Continuing Options that shall be fully vested and exercisable as of the Separation Date through October 31, 2005.

3.3           Expiration and Cancellation of Certain Options.  The portions of the Continuing Options that are not vested as of the Separation Date pursuant to their terms, as amended by Section 3.2, shall expire as of the Separation Date.  In addition, Options 1 through 5, as so identified on Schedule II, all of which have exercise prices that are more than three times the current price of the underlying Company common stock, shall be terminated, cancelled and relinquished as of the Separation Date.

3.4           Other Terms Unchanged.  All other terms of the Continuing Options shall remain unchanged and in full force and effect.

ARTICLE 4
OTHER BENEFITS

4.1           Employment Search Expenses.  The Company shall reimburse Dr. Peterson for any and all out-of-pocket expenses incurred by Dr. Peterson in connection with his search for new employment, up to a maximum of $25,000.  On a basis not more frequent than monthly, Dr. Peterson shall submit an expense report to the Company for the expenses he deems to be reimbursable pursuant to this Section 4.1, accompanied by supporting documentation reasonably requested by the Company and consistent with the Company’s expense reimbursement policies and practices.

4.2           Communications Equipment.  Dr. Peterson acknowledges and understands that all communications and other equipment provided to Dr. Peterson by the Company, purchased by the Company for Dr. Peterson or purchased by Dr. Peterson and reimbursed by the Company is property of the Company and shall be returned to the Company on the Separation Date or immediately upon request after the Separation Date.  Notwithstanding the foregoing, Dr. Peterson shall be entitled to keep the laptop computer, blackberry and cell phone (and their respective accessories) provided to him by the Company and currently in his possession (collectively, the “Communications Devices”); provided that he shall transfer all documents, files, messages and other information contained within any of the Communications Devices (other than any documents, files, messages or other information that is purely of a personal nature to Dr. Peterson) to a diskette or shall forward such documents, files, messages and other information to Karen Little at the Company.  Upon completing such transfer and/or forwarding, Dr. Peterson shall delete all such documents, files, messages and other information from the Communications Devices.  Dr. Peterson acknowledges that all information contained or stored in the Communication (other than information that is purely of a person nature to Dr. Peterson) constitutes “Records” subject to Section 5.2.   During the Payment Period, subject to termination pursuant to Section 2.4, the Company shall continue to pay for the airtime and data transmission services currently covered by the Company with respect to such communications equipment.

ARTICLE 5
RESTRICTIONS

5.1           Definitions and Interpretation.  For purposes of this Article 5:

5.1.1        References to the “Company” shall include the Company and its subsidiaries.

5.1.2        “Proprietary Information” means any and all data and information concerning the business affairs of the Company, other than information released to or otherwise generally known by the public or within the staffing industry.  Without limiting the generality of the foregoing, “Proprietary Information” shall expressly include information relating to any of the Company’s (a) past, present or prospective business opportunities, including information concerning acquisition or merger opportunities, (b) current or prospective clients, including current or prospective client lists, (c) manners of operation, business plans and processes, or marketing and recruitment efforts, (d) financial results and projections, (e) personnel records, or (f) trade secrets, without regard to whether any of the foregoing matters are deemed confidential, material or important.  “Proprietary Information” does not, however, include any information that Dr. Peterson has obtained from a person other than an employee or director of the Company, which was disclosed to him without a breach of a duty of confidentiality.

5.1.3        “Records” means (i) any and all procedure manuals, books, records and accounts; (ii) all papers, notebooks, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) client lists, whether partial or complete; (v) data layouts, magnetic tape layouts, and diskette layouts; (vi) promotional letters, brochures and advertising materials; (vii) displays and display materials; (viii) correspondence and/or proposals (whether or not current) to any former, present or prospective customer of the Company; (ix) financial statements and information concerning revenues and profitability and any other financial results of the Company, other than financial statements and information publicly released by the Company; (x) information concerning the Company which was input by Dr. Peterson or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter; (xi) data, account information or other matters furnished by clients of the Company; and (xiii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photocopies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

5.1.4        “Restricted Business” means a staffing company that offers or provides temporary or permanent placement of lab personnel, nurses or other science or healthcare professionals in the United States.

5.1.5        “Third Party Information” means confidential and proprietary information received by the Company from third parties, including without limitation clients and vendors.

5.1.6        “Work Product” means any inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and that were conceived, developed, contributed to, made, or reduced to practice by Dr. Peterson (either solely or jointly with others) while employed by the Company (including any of the foregoing that constitutes any Proprietary Information or Records).

5.2           Confidentiality.

5.2.1        Dr. Peterson acknowledges that any Proprietary Information disclosed or made available to him or obtained, observed or known by him as a direct or indirect consequence of his employment with the Company are the property of the Company.  Therefore, Dr. Peterson agrees that he will not at any time (whether during or after the Payment Period) disclose or permit to be disclosed to any person or, directly or indirectly, utilize for his own account or permit to be utilized by any person any Proprietary Information or Records for any reason whatsoever without the Board’s written consent.

5.2.2        Dr. Peterson has delivered, or will deliver by the end of the business day on the Separation Date, as a condition to receipt of any payments under this Agreement, or at any other time the Company may reasonably request in writing (whether during or after the Payment Period), all Records which he may then possess or have under his control.

5.2.3        The provisions of this Section 5.2 shall be in addition to, and shall not in any way limit, any and all other confidentiality agreements (or other agreements limiting the use of information) made by Dr. Peterson (collectively, “Other Confidentiality Agreements”), including without limitation agreements contained in the Severance Agreement or other instruments signed by Dr. Peterson in connection with his employment with the Company.

5.2.4        If Dr. Peterson is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, Dr. Peterson will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy.  Dr. Peterson will cooperate fully with the Company and the Company’s representatives in any attempt by the Company to obtain any such protective order or other remedy.  If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Dr. Peterson disclose Proprietary Information or Third Party Information, and if Dr. Peterson furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Proprietary Information or Third Party Information is legally required, then Dr. Peterson may disclose such Proprietary Information or Third Party Information to the extent legally required; provided, however, that Dr. Peterson will use his best efforts to ensure that such Proprietary Information is treated confidentially by each person to whom it is disclosed.

5.3           Assignment of Work Product.  Dr. Peterson acknowledges that all Work Product belongs to the Company, and Dr. Peterson hereby assigns, and agrees to assign, all Work Product to the Company.  Any copyrightable work prepared in whole or in part by Dr. Peterson in the course of his work for the Company shall be deemed a “work made for hire” under all applicable copyright laws, and the Company shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Dr. Peterson hereby assigns and agrees to assign to the Company all of his right, title and interest, including without limitation, copyright in and to such copyrightable work.  Dr. Peterson shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Payment Period) to establish and confirm the Company’s ownership therein (including, without limitation, execution of assignments, consents, powers of attorney and other instruments).  Notwithstanding anything contained in this Section 5.3 to the contrary, the Company’s ownership of Work Product does not apply to any invention that (a) Dr. Peterson developed entirely on his own time without using the equipment, supplies or facilities of the Company or any Proprietary Information (including trade secrets) and (b) does not relate directly to the business of the Company.

5.4           Restricted Businesses.  Until the Ending Date, Dr. Peterson shall not, directly or indirectly, be employed by, serve as a director of, provide consulting or advisory services to, or otherwise participate or invest in any Restricted Business, unless the Board has provided its prior written consent; provided, however that this Section 5.4 shall not prevent Dr. Peterson from (a) owning up to 2% of the publicly traded securities of a Restricted Business in which he has no other involvement, or (b) providing consulting services to any investment banking firm with respect to prospective mergers and/or acquisition activity of or involving Restricted Businesses, so long as he is not retained by or at the request of a Restricted Business to provide such services and the provision of such services is not prohibited by Section 5.7.  Dr. Peterson acknowledges and confirms that he deems the restrictions on his business activities set forth in this Section 5.4 to be reasonable and appropriate, given the foregoing parameters of such restrictions, the interest in protecting the goodwill of the Company and the Company’s agreement to provide the Separation Payments in accordance with Article 2.

5.5           Non-Disparagement.  The Company shall not, directly or indirectly, make any public or private statement that alleges improper conduct by Dr. Peterson during the course of his employment with the Company or that is otherwise derogatory in respect of, disparaging of or intentionally damaging to Dr. Peterson or his reputation.  Dr. Peterson shall not, directly or indirectly, make any public or private statement that alleges improper conduct by the Company or any of its directors, officers, other affiliates, employees, representatives or agents (collectively, the “Company Parties”), or that is otherwise derogatory in respect of, disparaging of or intentionally damaging to the Company, any of the Company Parties or the Company’s reputation, business, business activities, operations or services.  Notwithstanding the foregoing, nothing in this Section 5.5 shall prevent either party from testifying or responding, if required by legal process, to any court or governmental entity, subdivision or agency.

5.6           Non-Solicitation.  Until the Ending Date, Dr. Peterson shall not, directly or indirectly:

(a)           induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the employment relationship between the Company and any employee thereof;

(b)           hire or seek to hire any person who is an employee of the Company as of the Separation Date; provided, however, that Dr. Peterson shall be permitted to hire any person who, at his or her own initiative and not at the direct or indirect suggestion or behest of Dr. Peterson, approaches Dr. Peterson after the Separation Date for the purpose of gaining employment with Dr. Peterson, or responds to a general employment advertisement that is not specifically directed at the employee, the Company’s employees generally or any subset of the Company’s employees; or

(c)           induce or attempt to induce any client, supplier, licensee or other business relation of the Company (each, a “Business Relation”) to cease doing business with the Company, or in any other way unlawfully interfere with the business relationship between any Business Relation and the Company; provided, however, that this restriction shall not apply to (A) Dr. Peterson’s response to an indication by a Business Relation, at his, her or its own initiative and not at the direct or indirect suggestion or behest of Dr. Peterson, of interest in procuring services offered (directly or indirectly) by Dr. Peterson, or (B) any general advertisement that is not specifically directed at such Business Relation, the Business Relations of the Company generally or any subset of the Company’s Business Relations.

5.7           No Consulting Services Relating to the Company.  Dr. Peterson shall not provide any consulting, advisory, valuation or other services, whether retained as an employee or independent contractor, to any investment banking firm, institutional shareholder, prospective shareholder or any other person in connection with the evaluation, consideration, negotiation or consummation of a merger, acquisition, sale, investment or other corporate transaction that directly or indirectly involves the Company or any of its subsidiaries, divisions or businesses.

5.8           No Limitation on General Knowledge or Public Information.  Nothing in this Agreement shall be construed to prevent Dr. Peterson from disclosing or using in future employment or business ventures, (a) any information known to him prior to his employment with the Company, (b) his general knowledge and experience, or (c) information known or that becomes known to and available for use by the public, other than as a direct or indirect result of Dr. Peterson’s acts or omissions in violation of this Article 5 or any Other Confidentiality Agreement.

5.9           Enforcement; Injunctive Relief.  If, at the time of enforcement of any provision of this Article 5, a court determines that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances as determined by the court shall be substituted for the stated period, scope or area.  Because Dr. Peterson’s services are unique, because Dr. Peterson has had access to Proprietary Information and for other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Article 5.  Therefore, in the event of a breach or threatened breach of this Article 5, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

ARTICLE 6
RELEASE OF ALL CLAIMS

6.1           Release by the Company.  The Company, intending to be legally bound, on behalf of itself and the Company Parties, hereby IRREVOCABLY RELEASES, ACQUITS AND FOREVER DISCHARGES Dr. Peterson from any and all causes of actions, suits, debts, claims, liabilities, obligations and demands whatsoever, in law or in equity (collectively, “ Claims”) that the Company or any of the Company Parties might have as of the date hereof (or might have had prior to the date hereof) against Dr. Peterson, whether known or unknown, in respect of his employment with or separation from the Company.

6.2          Release by Dr. Peterson.  Dr. Peterson, intending to be legally bound, on behalf of himself and his heirs, executors, assigns, affiliates, representatives and agents (the “Peterson Parties”), hereby IRREVOCABLY RELEASES, ACQUITS AND FOREVER DISCHARGES the Company and the Company Parties from any and all Claims that Dr. Peterson or any of the Peterson Parties may have as of the date hereof against the Company or any of the Company Parties, as well as any and all Claims resulting from an act which has been taken, or a failure to act which has occurred, on or before the date hereof, in respect of his employment with or separation from the Company (collectively, the “Released Claims”).  The Released Claims include without limitation any and all claims, demands and causes of action under federal, state or local law, including without limitation, Claims under:

•                  the Civil Rights Acts of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.;

•                  the Civil Rights Act of 1991;

•                  the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.;

•                  the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101 et seq.;

•                  the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.;

•                  the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.;

•                  the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.;

•                  the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.;

•                  the California Fair Employment and Housing Act, as amended, Cal. Gov’t Code § 12900 et seq.;

•                  the California Labor Code;

•                  the California Family Rights Act of 1993, Cal. Gov’t Code § 12945.1 et seq.;

•                  the California Equal Pay Law, Cal. Lab. Code § 1197.5;

•                  the Unruh Civil Rights Act, Cal. Civ. Code § 51 et seq.; or

•                  any other federal, state or local laws, regulations and ordinances governing discrimination in employment.

6.3           Acknowledgement of Effect of Release.  Dr. Peterson acknowledges and confirms that he understands that, by signing this Agreement, HE WAIVES ANY RIGHT HE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE COMPANY PARTIES in respect of the Released Claims.  Dr. Peterson further acknowledges and confirms that he understands that, by signing this Agreement, HE IS SPECIFICALLY RELEASING ALL CLAIMS HE MAY HAVE AGAINST THE COMPANY OR ANY

OF THE COMPANY PARTIES UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, 29 U.S.C. § 621 et seq., which statute may provide him with substantial rights and protections.

6.4           Waiver of Statutory Limitations.  Each of the parties acknowledges that he or it is aware that it may hereafter discover facts different from, or in addition to, what he or it now knows or believes to be true.  Each of the parties nonetheless agrees that the release provided by such party in this Article 6 shall be and remain in full force and effect in all respects as a complete and general release as to the matters so released.  Each party acknowledges that he or it has been informed of Section 1542 of the California Civil Code, and does hereby expressly waive and relinquish all rights and benefits that he or it may have under such Section 1542 or under any similar statutes, laws, rules or principles of any applicable jurisdiction.  Section 1542 of the California Civil Code reads in its entirety as follows:

A general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

6.5           No Pending Suits; Covenant Not to Sue.  Dr. Peterson confirms that he has not filed any lawsuits or administrative complaints against the Company and that he does not believe there is any reasonable basis for any such lawsuit or complaint.  Dr. Peterson knowingly and voluntarily covenants not to sue or otherwise pursue legal action against the Company in respect of any of the Released Claims.  In the event of any violation of this Section 6.5, the Company’s obligation to make any payments to Dr. Peterson hereunder shall immediately cease.

6.6           Contribution and Indemnification. The parties specifically acknowledge that the releases set forth in this Agreement shall not affect any right to contribution and/or indemnification which Dr. Peterson may have, whether pursuant to insurance carried by the Company, the bylaws of the Company or otherwise, in connection with any third-party claim (including shareholder derivative claims) insofar as such third-party claims relate to events, actions or omissions which occurred on or before the date of this Separation Agreement.  As of the date hereof, the Company is not aware of any third-party or shareholder derivative claim against the Company or Dr. Peterson for which Dr. Peterson is, or might in the future be, entitled to contribution or indemnification from the Company.

6.7           Not Applicable to this Agreement.  The releases set forth in this Agreement shall not apply to any Claims that a party may have in respect of the provisions of this Agreement, any Other Confidentiality Agreements, the written option agreements between Dr. Peterson and the Company in respect of the Continuing Options (as amended hereby), the Company’s Deferred Compensation Plan or any standard employee agreements entered into by Dr. Peterson with the Company.

ARTICLE 7
ACKNOWLEDGEMENTS

7.1           Advice of Counsel.  Dr. Peterson acknowledges and confirms that (a) the Company has advised him, and by this Agreement is advising him in writing, to consult with his own legal, tax and financial advisors in connection with the review, negotiation and execution of this Agreement, (b) in reviewing, negotiating and determining to execute this Agreement, he has and is relying on his own legal, tax and financial advisors, and (c) neither the Company nor any of its directors, officers, employees or representatives has made any statement to Dr. Peterson that Dr. Peterson has construed, or is relying upon, as legal, tax or financial advice.  Dr, Peterson confirms that he had sufficient time and opportunity to consult with the legal, tax and financial advisors of his choice prior to executing this Agreement.

7.2           Time for Review; Revocation.  Dr. Peterson acknowledges and confirms that he understands that:

(a)           he had at least 21 days from the date this Agreement was given to him within which to consider whether to enter into this Agreement; however, after having an opportunity to consult with legal counsel, he has freely and voluntarily elected to execute and deliver this Agreement prior to the expiration of such 21-day consideration period;

(b)           he may revoke this Agreement within seven (7) days after he executes it by providing written notification of such revocation to the Company as set forth in Section 8.1; provided that, in order for any revocation of this Agreement to be effective, notice must be received by the Company no later than 5:00 p.m. on the seventh calendar day after the date on which Dr. Peterson executes this Agreement;

(c)           this Agreement will not be enforceable, unless and until the seven day revocation period described in subpart (c) above has expired without being revoked; and

(d)           he would not be entitled to any payments or other benefits hereunder, but for his execution and delivery of this Agreement; and he will not be entitled to any payments or other benefits hereunder, if he revokes this Agreement pursuant to subpart (c) above.

7.3           Payment for Past Services.  Dr. Peterson acknowledges and confirms that he has received all salary, wages and other compensation due to him up to and including the Separation Date and that he is not entitled to any other payment or other remuneration for any bonus, paid time off or other employment benefit in respect of his employment with the Company that is payable on or before the Separation Date.  This acknowledgement and confirmation does not relate to any payments that become payable by the Company pursuant to this Agreement, the Continuing Options or the Company’s Deferred Compensation Plan.

ARTICLE 8
GENERAL PROVISIONS

8.1           Notices.  Any notice required or permitted to be provided hereunder shall be in writing and shall be delivered either personally, by facsimile (with the original sent by U.S. mail) or by a courier service of national reputation to the recipient at the address and/or fax number set forth below, or such other address as the recipient shall have specified by prior notice in accordance herewith.  A notice shall be deemed to have been given (a) when delivered, if delivered personally, (b) upon receipt of confirmation of a successful send, if sent by facsimile, and (c) on the date guaranteed for delivery, if sent by courier service.

If to Dr. Peterson:

1707 Schoolhouse Circle

Westlake Village, CA  91302

Fax:

If to the Company:

On Assignment, Inc.

26651 West Agoura Road

Calabasas, CA  91302

Attention:  Chairman of the Board

Fax:

with a copy to:

Hogan & Hartson LLP

2049 Century Park East, Suite 700

Los Angeles, CA  90067

Attention:  Carissa Coze, Esq.

Fax:  310-789-5400

8.2           Other Severance Arrangements.  The compensation and benefits to be provided hereunder shall be in lieu of, and not in addition to, any other severance, separation or similar benefits to which Dr. Peterson might be entitled to receive from the Company, as of the date hereof or hereafter.  Without limiting the generality of the foregoing, Dr. Peterson acknowledges and confirms that he shall not be entitled to any benefits under the Severance Agreement or the Company’s Change in Control Severance Plan.

8.3           Deferred Compensation Plan.  This Agreement, except to the extent that it confirms the termination of Dr. Peterson’s employment with the Company as of the Separation Date, shall have no effect on Dr. Peterson’s rights under the Company’s Deferred Compensation Plan.

8.4           Integration.  This Agreement, including the Exhibit and Schedules hereto, constitutes the entire agreement of the parties, and supersedes any prior understandings, agreements or representations by the parties, whether written or oral, with respect to the subject matter hereof; provided, however, that this Agreement supplements but does not supersede the Other Confidentiality Agreements, the Deferred Compensation Plan, the written option agreements between Dr. Peterson and the Company in respect of the Continuing Options (as amended hereby) or any standard employee agreements entered into by Dr. Peterson with the Company.

8.5           Severability.  Each provision of this Agreement shall be interpreted in a manner so as to be effective and legally valid under applicable law.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any circumstance, after taking into account Section 5.9 if applicable, the offending provision shall be amended so as to be valid, legal and enforceable in such circumstance, to the fullest extent possible.  If the offending provision cannot be so amended, it shall be stricken from this Agreement, but the remainder of the Agreement shall remain in full force and effect.

8.6           Counterparts; Facsimile Transmission. This Agreement may be executed in two counterparts, each of which shall deemed to be an original and both of which taken together shall constitute one and the same agreement.  Each party to this Agreement agrees that it will be bound by its own facsimile (telefax) signature and that it accepts the facsimile (telefax) signature of the other party to this Agreement.

8.7           Choice of Law; Jurisdiction.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

8.8           Arbitration.

8.8.1        Except as provided in Section 8.8.5, the parties agree that any dispute or controversy arising out of, relating to, or in any way connected to this Agreement or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by binding neutral arbitration in accordance with the then in effect American Arbitration Association National Rules for the Resolution of Employment Disputes (the “AAA Rules”).  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be in writing, and shall be final, conclusive, and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.

8.8.2        Each of the parties understands that, by consenting to the arbitration provisions of this Agreement, he or it is waiving my right to a jury trial.

8.8.3        The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.  The arbitration proceedings shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1 et seq., and by the AAA Rules, without reference to state arbitration law, except that each party shall be entitled to discovery of essential documents and witnesses, as determined by the arbitrator.  Each party shall also be entitled to pursue all remedies, damages or claims that would be available if the case had been litigated in the judicial forum having jurisdiction over it.

8.8.4        Each of the parties hereby consents to the exclusive jurisdiction and venue of the state and federal courts located in Los Angeles County, California for any action or proceeding arising from or relating to this Agreement, all disputes or issues arising from or relating in any way to Dr. Peterson’s relationship with the Company, or any action or proceeding relating to any arbitration in which the Company and Dr. Peterson are participants.  Any arbitration conducted pursuant to this Agreement shall be held in Los Angeles County, California.

8.8.5        Notwithstanding any other provision to this Agreement, either party to this Agreement may apply to any court of competent jurisdiction located in Los Angeles County, California for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

8.8.6        Any arbitration proceedings conducted under the terms of this Agreement will be conducted confidentially.  All documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in confidence and under seal, and shall be available for inspection only by the arbitrator(s), the parties and their respective attorneys and their respective experts, who shall agree in advance and in writing to receive and maintain all such information in confidence.

8.8.7        The Company shall pay all expenses related to the arbitration that would not have been incurred if the case had been brought in court.  However, the prevailing party may recover his or its reasonable attorneys’ fees and expenses to the extent permitted by law.

8.9           Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Dr. Peterson, the Company and their respective successors and permitted assigns; provided, however, that the rights and obligations of Dr. Peterson hereunder shall not be assignable and, provided further that, the rights and obligations of the Company may be assigned to any affiliate of the Company, any successor of the Company or any purchaser of all or substantially all of the Company’s assets.

8.10         Waivers; Remedies.  A party hereto may waive any right or remedy hereunder only in writing.  A waiver by a party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any other occasion.  No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

8.11         Withholding.  The Company shall be entitled to deduct or withhold from any payments hereunder any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes imposed with respect to any payments hereunder by the Company.

8.12         Offset.  Except as prohibited by applicable law, whenever the Company is obligated to pay any sum to Dr. Peterson pursuant to this Agreement, any bona fide debts that Dr. Peterson owes to the Company at such time may be deducted from that sum before payment.

8.13         Amendment.  This Agreement may be amended only by a writing duly executed by both the Company and Dr. Peterson.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the preamble hereto.

ON ASSIGNMENT, INC.

By:	/s/ Ron Rudolph
Name:	Ron Rudolph
Title:	Executive Vice President and C.F.O.

/s/ Joseph A. Peterson, M.D.
Joseph A. Peterson, M.D.

EXHIBIT A

Resignation of Joseph A. Peterson

September 27, 2004

To:          The Board of Directors of On Assignment, Inc.

Gentlemen:

Please accept my voluntary resignation from the Board of Directors of On Assignment, Inc. (the “Company”), as well as from all positions I hold as an officer and employee of the Company and its subsidiaries, effective as of September 27, 2004.

Sincerely,

/s/ Joseph A. Peterson, M.D.
Joseph A. Peterson, M.D.

SCHEDULE I

Insurance Coverage

Medical

Dental

Life & ADD

Basic short-term disability

Basic long-term disability

SCHEDULE II

Stock Options

Options Held by Dr. Peterson Immediately Prior to the Separation Date (the “Options”):

	Company			No. of Shares
OPTION	Ref. No.	Grant Date	Ex. Price	Vested	Unvested	ISO/NQ
1	001667	7/2/2001	$17.97	15,300	6,956	ISO
2	001668	7/2/2001	17.97	143,031	34,713	NQ
3	001823	1/31/2002	19.86	0	834	ISO
4	001824	1/31/2002	19.86	25,831	13,335	NQ
5	002026	7/1/2002	17.29	54,166	45,834	NQ
6	002209	7/18/2003	5.25	3	34,946	ISO
7	002210	7/18/2003	5.25	67,704	147,347	NQ
8	002349	3/23/2004	5.11	0	19,569	ISO
9	002350	3/23/2004	5.11	33,853	271,578	NQ

Options Vested and Exercisable as of the Separation Date until October 31, 2005, pursuant to Sections 3.2 and 3.3 of the Agreement (the “Continuing Options”):

OPTION	Company Ref. No.	Grant Date	Ex. Price	No. of Shares Vested and Exercisable	ISO/NQ
6	002209	7/18/2003	$5.25	5	ISO
7	002210	7/18/2003	5.25	140,618	NQ
8	002349	3/23/2004	5.11	0	ISO
9	002350	3/23/2004	5.11	128,645	NQ